Registration Statement No. 333-178202

Filed pursuant to Rule 424(b)(3)

Amendment dated August 3, 2012 to

Pricing Supplement No.5, dated December 1, 2011 and Pricing Supplement No. 34, dated July 27, 2012 to Prospectus Supplement and Prospectus each dated November 28, 2011 relating to the
Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Agriculture Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between July 1, 2012 and August 2, 2012:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$3,000,000	97.702%	$2,931,060	July 20, 2012
$6,000,000	99.067%	$5,944,020	July 27, 2012
$3,000,000	97.537%	$2,926,110	August 2, 2012

Linked to the MLCX Grains Index

— Total Return

Due February 13, 2023

The following issuances involved scheduled settlement between July 1, 2012 and August 2, 2012:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	82.636%	$1,652,720	July 31, 2012

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$14,000,000.00	96.099%	$13,453,910.00	$1,541.82(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of these pricing supplements, there are unused registration fees of $109,312.13 that have been paid in respect of the securities covered by pricing supplements Nos. 5 and 34 under the registration statement on Form F-3 (No. 333-178202) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $107,770.31 remain available for future offerings for such pricing supplements described above.